Exhibit 10.13

	Workshop Lease Contract	[illegible seal]
The Parties to this Contract:
Lessor: Integrated Circuit Solution Inc. (hereinafter referred to as Party A)
Lessee: Winyatek Technology Inc. (hereinafter referred to as Party B)

The Parties agree that Party A leases some units of its workshops in Hsinchu Science and Industrial Park to Party B under the following lease conditions:

Article 1:	Lease object:

Some workshops on Floor 2, No. 2 Technology 5th Road, Hsinchu Science and Industrial Park, covering an area of 240 pings [793.2 m2] [1] (including the public facilities) (see the attached drawing).

Article 2:	Lease period:

From April 1, 2010 (the 99th year of the Republic of China) (hereinafter referred to as “lease inception date”) to
March 31, 2013 (the 102nd year of the Republic of China), three years in total. Upon the expiation of the lease period, the lease relationship between the Parties terminates unless the Parties, before the expiation of the lease period, sign and enter into a new lease contract separately. By that time, Party B shall return the lease object on the same day and may not delay or put forward any requirement at any excuse.

Article 3:	Surrender of lease ahead:

If Party B plans to rescind the contract ahead of the expiration of the lease contract, it shall notify Party A the same in writing two months in advance. If Party B fails to notify Party A such rescission in writing two months in advance, Party A may sequestrate the rental deposit and Party B may not claim to offset the rent or share relevant expenses. Before informed termination date of lease contract, Party B shall, as contracted, continue to pay the rent and share relevant expenses till the termination of the lease contract no matter Party B moves out or not.

Article 4:	Rent:

The rent for the lease object is NT$800/ping (NT$242.06/m2) each month, and the leased area is 240 pings [793.2 m2] (including the public facilities). Hence, the monthly rent amounts to NT$ 192,000 (the business tax is to be paid additionally and shall be borne by Party B).

Article 5:	Methods of payment:

[1]	One ping is about 3.305 square meters.

[illegible seal]

I.       The rent under the lease contract is to be paid once each month. Party A shall, on the first day of each month, issue an invoice to Party B to have a requisition for money while Party B shall pay the rent for the current month by telegraphic transfer prior to the tenth day of the month.

II.     After signing and entering to the contract, Party B shall, before April 10, pay Party A NT$408,000 as the rental deposit. Party A shall separately issue a receipt of rental deposit to Party B for keeping. The rental deposit will be refunded free of interest after Party B completes the surrender procedures and has the expenses that Party B shall bear under this Contract deducted (if Party B is liable for any damages, Party A may deduct the compensation), except the situation specified herein.

Article 6:	Party B may not, without the consent of Party A, sublease, lease, invite purchase or grant the rights of the lease object, in whole or part, to others for use in any other form.

Article 7:	Safekeeping and maintenance of lease object:

I.       The lease object is leased in the present condition. It will be delivered together with all present facilities inside as from the lease inception date specified in Article 2 of this Contract. Party B shall perform the obligations of a good administrator to use, keep and maintain the lease object carefully. As from the lease inception date, in the event that any or all facilities inside the leasehold are damaged or lost, Party B shall repair at its own cost; but if such damages or losses are caused by architectural construction of Party A or force majeure, Party A shall dispatch personnel to repair the facilities damaged as soon as possible. If Party B fails to make repairing and such failure hinders the rights and benefits of other lessees or Party A, Party A is entitled to make repairing on behalf thereof at reasonable expenses, which will be borne by Party B or deducted from the deposit after Party A examines the receipt. If Party B intends to make major repairing, it shall first get the approval of Party A.

II.     Party B shall not store any articles prohibited by the Administration of Hsinchu Science and Industrial Park (hereinafter referred to as the “Administration”). Party B shall purchase fire insurance and other appropriate insurances for the leased object and decoration and articles herein, and the insurance period shall cover the whole lease period.

Article 8:	Party A and Party B agree on other matters on the leased object hereunder as follows:

I.       Party A provides one set of air-conditioning chiller (600 tons) for all lessees inside the workshops where the leased object is located. In addition, after Party A extend the pipeline of the chiller into the air conditioner house on the floor where the leased object is located, Party B shall, by itself, install the flow meter at the connection point in accordance with its demanded capacity agreed and distribute pipes into the leased object.

II.     Party B shall put forward its power requirement and Party A shall, on behalf thereof, make an application for 70KW. Party B shall, upon the execution of this Contract, pay the power allowance fees for the power that Party A applies on its behalf. Moreover, Party B shall, within the gross capacity contracted, observe the power capacity applied in this Contract. If the total capacity under this Contract is overloaded because Party B consumes more power than the agreed capacity, and as a result, Taiwan Power Company incurs penalty, Party B shall be liable for compensating all the penalties and all losses suffered by other parties.

III.	Party B shall install flow meters at the connection points of water, power and chilled water pipes. Party A and Party B shall read such meters together on a fixed day each month. Party A and Party B agree that Party B shall, by itself, be responsible for repairing the flow meters on the water, power and chilled water pipes. The charging methods for water, power and chilled water pipes are: (1) water and power: calculated on the basis of the flow meters installed by Party B; (2) as for the chilled water pipe, the fees will be collected at the rate publicized by the competent water and power departments based on the kilowatt value by multiplying the reading of flow meter with 1.15.

IV.	The access control, monitoring, telephone, security and other systems shall give priority to the systems adopted by Party A, for facilitating all safety management and control. However, Party B shall install additional escape and safety systems. Nonetheless, it shall send a written notice to Party A in advance and obtain the approval thereof.

V.	In the evening, on festivals and national holidays, Party A shall engage security guards to protect the safety of the building. Based on the safety need in the leases area, Party B shall, on its own, engage additional security guards.

VI.	The management of personnel of Party A and Party B is mainly based on the induction access control system.

(I)	Access in daytime: hall, basement parking lot or guardhouse lift. The hall opens from 7:00 am to 7:30 pm.

(II)	Access in nighttime: basement parking lot or central control room lift.

(III)	If any employee, other than that of Party A or Party B, or other lessee, needs to enter the workshop where the leased object is located by virtue of business, he or she shall be led into the plant area and accompanied during the whole visit by the lessee.

VII.	Party A allocates the underground parking spaces (five) to Party B. As for those insufficient, Party A shall provide temporary parking spaces to Party B as actually required, at the monthly rent of each space NT$2,500 (excluding tax). The shipment wharves will be shared by Party A and Party B as well as other lessees.

VIII.	The parking spaces above ground are to be shared by the guests of Party A and Party B as well as other lessees (it is prohibited for the personnel of Party A and Party B as well as other lessees to park cars here).

IX.	Without the agreement of Party A and the approval of the Administration, Party B may not set LOGO on the external walls of constructions. However, Party B may set LOGO at the entrance of the floor where the leased object is located or other appropriate positions approved by Party A. The type and size of LOGO shall also be approved by Party A.

X.	Cleaning and disposal of wastes: Party B shall be responsible for cleaning the floor leased. Both Party A and Party B shall, under laws, place their business wastes respectively and clean them up by themselves, thus preventing from impacting the view and environmental sanitation.

XI.	The materials used for decoration and fire barriers made by Party B in the leased workshops shall conform to the provisions of the fire control law.

XII.	Party A shall be responsible for managing parking spaces, providing parking spaces for autobikes, setting indication cards, providing consultation services for visiting guests and access security services in the hall, collecting water, power, and cleaning charges for the public area, and sewage charges of the Administration, etc. Party B shall pay an amount of management fees each month, up to NT$10,000 (excluding tax) to Party A before the tenth day each month.

XIII.	Payment of fees: unless otherwise provided, as for any shared expenses of those listed in the Contract, Party A shall list the sharing proportion and Party B shall, after receiving the invoice, pay the money by telegraphic transfer in the next month. Should Party B delays the payment, it shall be handled pursuant to the penalty provisions in the document (90) Yuan Jian Zi No. 033150 of the Administration as follows:

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(I) Should the payment is delayed for less than one month, an amount of penalty amounting to 2% of the total payable sum will be charged.

(II) Should the payment is delayed for over one month but less than two months, an amount of penalty amounting to 5% of the total payable sum will be charged.

(III) Should the payment is delayed for over two months but less than three months, an amount of penalty amounting to 10% of the total payable sum will be charged.

(IV) If the Administration make any adjustment to the proportion of penalty, Party A and Party B agree to make calculation based on the higher proportion.

Article 9:	Return of lease object:

I.       When the lease period expires or this Contract is terminated ahead, Party B shall clean out the leased object as required by Party A. Party A is entitled to ask Party B to restore the leased object or, by itself, engage workers to remove decorations on behalf thereof at a reasonable price while Party B shall bear the removal and cleaning charges.

II.     When Party B moves out, any articles left will be deemed as discarded ones and are subject to the disposal of Party A; Party B shall not hold any objection, nor requires any compensation. If Party A suffers any damages as a result thereof, Party A may claim compensation from Party B.

III.    If, upon the lease expiration date or termination date prior to expiration, Party B still fails to clean out the leased object and move out for handover, it shall pay an amount of penalty, equivalent to three-day rent (calculated the basis of rent specified in the Contract) for each day overdue. Party A is entitled to deduct such penalty from the rental deposit. If it is insufficient, Party B shall make up the deficiency on that very day. If Party B does not move out for one month, Party A is entitled to open the door and force to move out all articles not belonging to Party A; Party B shall bear all expenses arising therefrom while Party A may deduct the corresponding amount from the rental deposit. Party B is liable for making compensations to all losses owing to the delayed return of the leased object.

Article 10:	If Party B is involved in the following circumstances:

I.       If the rent or any charge is delayed for two months or one or more rent check or bill is returned, Party A may, without exhortation, immediately notify to terminate the Lease Contract; Party B is willing to follow the request of Party A for compensating damages under the provisions of this Contact and immediately return the leased object unconditionally. The rental deposit or other deposit hereof will be deducted by Party A for off-setting the arrearage. If Party B have any other material violation to the provisions of the Contract, besides that Party A may handle the violation as provided in all articles, Party A may send a written exhortation to Party B; and if the violation is not corrected within thirty days, the exhortation shall also come into effect.

II.     If Party B is involved in the circumstance described in any of the following terms, Party A may not send exhortation but immediately terminate this Contract while Party B is willing to return the leased object unconditionally.

(I) Because sequestration, provisional disposition or other compulsory execution due to its financial status, the company announces bankruptcy.

(II) Stop business and cancel profit-seeking business registration enforced by the competent authorities.

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Article 11:	Either party intends to use chemical substance inside or around the leased object, it shall be subject to the decrees of the Administration and Government, and it shall send a written notice to the other party.

Article 12:	Miscellaneous:

I.       Such matters as are not mentioned under the provisions of this Lease Contract shall all be handled according to the provisions of the Methods for Managing the Lease of Land and Lease and Sale of Buildings in Hsinchu Science and Industrial Park, Civil Law, etc.

II. This Lease Contact is in duplicate and Party A and Party B each hold one copy.

III.    Party A shall ensure that the present inside decoration (including constructions and fire-fighting facilities) of the leased object conforms to the provisions of Administration of Hsinchu Science and Industrial Park (hereinafter referred to as the “Administration”) and gets the approval letter on subleasing publicized by the Administration after the lease. The above relevant charges and service fees shall be borne by Party A.

IV.   After the execution of this Contact, Party A shall, within three months, get the approval letter mentioned in the above paragraph. In the event that the approval letter is not received, Party B may require rescinding the Contract and request Party A to refund the rental deposit and other expenses required thereby.

This Contract shall be interpreted and enforced according to the decrees of the Republic of China. In case of any dispute, the Parties agree to take Hsinchu Local Court as the governing court for the first instance.

The Parties to this Agreement:

Party A: Integrated Circuit Solution Inc. [illegible seal] Representative or legal procurator: Li Xuemian [illegible seal] Address: No. 2 Technology 5th Road, Hsinchu Science and Industrial Park

Party B: Winyatek Technology Inc. [seal:] Winyatek Technology Inc.
Representative or legal procurator: Zhong Yuanqi [seal: ] Zhong Yuanqi
Address: Floor 2, No. 26 Minxiang Street, Hsinchu

March 29, 2010 (the 99th year of the Republic of China)

Integrated Circuit Solution Inc.

Winyatek Technology Inc.

Workshop Lease Contract

March 29, 2010 (the 99th year of the Republic of China)